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E-Filed

Colorado Secretary of State
Date and Time: 10/19/2016 01:14 PM
ID Number: 20071142535

Document number: 20161703092
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq., §7-110-106 and §7-101-504 of the Colorado Revised Statutes (C.R.S.)

ID number: 20071142535

1. The domestic entity name for the corporation is Eco Building Products, Inc..

2. New entity name: (if applicable) ______

(The following statement is adopted by marking the box.)

☑ This is a Public Benefit Corporation

3. The purposes for which the corporation was formed are
Amend Articles reverse split stock 1:100

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. *(Optional)* Delayed effective date: ______ *(mm/dd/yyyy)*

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

7. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Vuozzo	Mark		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

11568 Sorrento Valley Road
(Street name and number or Post Office information)
unit 13

San Diego	CA	92121
(City)	*(State)*	*(Postal/Zip Code)*
(Province – if applicable)	United States *(Country – if not US)*	

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ECO BUILDING PRODUCTS, INC.

Pursuant to CRS 7-90-301 and 7-110-106 of the Colorado Revised Statutes, the undersigned person, desiring to amend the Articles of Incorporation of ECO BUILDING PRODUCTS, INC., under the laws of the State of Colorado, does hereby sign, verify, and deliver to the Office of the Secretary of State of Colorado, this Amendment to the Articles of Incorporation for the above-named company (hereinafter referred to as the "Company"):

The amendment contained herein was approved by a majority vote of shareholders of the Company on October 5, 2016.

FIRST: The Articles of Incorporation of the Corporation were first filed and approved by the Office of the Secretary of State of Colorado on March 21, 2007. On July 31, 2009, June 29, 2011, January 11, 2011, March 5, 2013, September 19, 2013, September 27, 2013, January 27, 2014, February 20, 2014, February 27, 2014, April 16, 2014, June 5, 2014, March 6, 2015, April 1, 2015, July 8, 2015 and on October 12, 2016. This Amendment to the Articles will become effective upon the filing of the Articles of Amendment with the Colorado Secretary of State.

SECOND: That ARTICLE XII shall be amended by adding at the end thereof the following: "Effective as of November 4, 2016 each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's board of directors will be subject to a 1 for 100 reverse stock split, with all fractional shares being rounded up to the nearest whole share."

All other aspects of Article XII shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to the Articles of Incorporation to be signed by Tom Comery, its Chief Executive Officer, and Director, this 19th day of October, 2016.

Tom Comery
Chief Executive Officer & Director